Exhibit F
FORM OF ASSIGNMENT OF CLAIM AGREEMENT
ASSIGNMENT OF CLAIM AGREEMENT ("Agreement") dated as of __ June 2018 by and between [Claim Holder] ("Seller") and Hemen Investments Ltd. ("Purchaser"; Seller and Purchaser are referred to herein collectively as the "Parties" and individually as a "Party").
RECITALS
A.          [Seller and Seadrill Limited ("Seadrill") are party to that certain ISDA Master Agreement dated as of [_____] (as amended, supplemented or otherwise modified from time to time, the "Seadrill ISDA Master" and, together with all schedules, annexes and exhibits thereto, and all confirmations exchanged pursuant to transactions entered into in connection therewith, the "Seadrill ISDA Documentation").]
B.          [Seller and North Atlantic Drilling Ltd. ("NADL") are party to that certain ISDA Master Agreement dated as of [_____] (as amended, supplemented or otherwise modified from time to time, the "NADL ISDA Master" and, together with all schedules, annexes and exhibits thereto, and all confirmations exchanged pursuant to transactions entered into in connection therewith, the "NADL ISDA Documentation"). The Seadrill ISDA Master and the NADL ISDA Master are referred to herein collectively as the "ISDA Masters." The NADL ISDA Documentation and the Seadrill ISDA Documentation are referred to herein collectively as the "ISDA Documentation."]
C.          [NADL's obligations under the NADL ISDA Documentation are guaranteed by Seadrill pursuant to that certain Guarantee dated as of [_____] (the "Guarantee").]
D.          Seadrill and NADL are referred to herein collectively as the "Debtors."
E.          Seller and the Debtors entered into various transactions pursuant to the ISDA Documentation and exchanged certain confirmations in connection therewith.
F.          On September 12, 2017, Seadrill and its debtor affiliates, including but not limited to NADL, filed voluntary petitions under chapter 11 of Title 11 of the United States Code, as amended (the "Bankruptcy Code"), and are currently in proceedings for reorganization in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"), and such cases were subsequently administratively consolidated into one case, In re Seadrill Limited, et al., Case No. 17-60079 (DRJ) (the "Bankruptcy Proceedings").
G.          On or about [_____], Seller delivered to the Debtors notices pursuant to Section 6(a) of each ISDA Master designating [_____] as the Early Termination Date on which all outstanding transactions under the ISDA Documentation would be terminated.

H.          On or about [_____], Seller delivered to the Debtors statements pursuant to Section 6(d)(i) of each ISDA Master containing Seller's calculation of the termination amount due and payable between Seller and Seadrill under the Seadrill ISDA Documentation and Seller and NADL under the NADL ISDA Documentation.
I.          On [_____], in accordance with the applicable procedures set forth in that certain Amended Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(B)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(B)(9) Requests, and (IV) Approving Notice of Bar Date (Docket No. 835), Seller filed in the Bankruptcy Proceedings:
(i)          [a proof of claim against Seadrill in the amount of USD [_____] (as may have been amended by the Stipulation (as defined herein), the "Seadrill Proof of Claim"), which Seadrill Proof of Claim has been assigned claim number [_____] in the Bankruptcy Proceedings and a true and complete copy of which is attached hereto as Exhibit [A1] (such claim is hereinafter referred to as the "Seadrill Claim");]
(ii)          [a proof of claim against NADL in the amount of USD [_____] (as may have been amended by the Stipulation, the "NADL Proof of Claim"), which NADL Proof of Claim has been assigned claim number [_____] in the Bankruptcy Proceedings and a true and complete copy of which is attached hereto as Exhibit [A2] (such claim is hereinafter referred to as the "NADL Claim"); and]
(iii)          [a proof of claim against Seadrill in the amount of USD [_____] (as may have been amended by the Stipulation, the "Seadrill Guarantee Proof of Claim"), which Seadrill Guarantee Proof of Claim has been assigned claim number [_____] in the Bankruptcy Proceedings and a true and complete copy of which is attached hereto as Exhibit [A3] (such claim is hereinafter referred to as the "Seadrill Guarantee Claim" and, together with the Seadrill Claim and the NADL Claim, the "Claims").]
J.          The Seadrill Proof of Claim, the NADL Proof of Claim, and the Seadrill Guarantee Proof of Claim are referred to herein collectively as the "Proofs of Claim."
K.          On April 17, 2018, the Bankruptcy Court entered the Order (the "Confirmation Order") Confirming the Second Amended Joint Plan (as Modified) of Reorganization of Seadrill Limited, et al., Pursuant to Chapter 11 of the Bankruptcy Code (the "Plan") filed on April 12, 2018 (Docket Nos. 1181 and 1148, respectively).
L.          On June [__], 2018, Seller and the Debtors entered into The Debtors and Swap Banks' Stipulation and Agreed Order Regarding Claim Allowance (the "Stipulation") providing that the Claims constitute Allowed General Unsecured Claims (as defined in the Plan) in the Bankruptcy Proceedings in the amounts and Classes (as defined in the Plan) set forth in Schedule 1 attached hereto.

M.          Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Transferred Rights (as such term is defined herein) on the terms and conditions set forth herein.
AGREEMENT
In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.          Assignment of Seller's Claims.
(a)          In consideration of the mutual covenants and agreements in, and subject to the terms and conditions of, this Agreement:
(i)          subject to the satisfaction or waiver of the conditions in Section 3(b), Seller irrevocably sells, transfers, assigns, grants and conveys the Transferred Rights to Purchaser with effect on and after the Effective Date (as defined in Section 2(c) herein); and
(ii)          subject to the satisfaction or waiver of the conditions in Section 3(a), Purchaser irrevocably acquires the Transferred Rights with effect on and after the Effective Date.
(b)          As used herein, the following terms shall have the meanings set forth below:
"Average LIBOR" means (i) the sum of all the individual LIBOR for each day in the applicable period, divided by (ii) the total number of days in such period.
"LIBOR" means, for any day, the one-month London Interbank Offered Rate for deposits in U.S. Dollars as set by the British Bankers Association ("BBA") and published by the BBA at approximately 11:00 a.m. London time on such day. For any day that is not a business day, LIBOR shall be the rate published by the BBA on the immediately preceding business day.
"Transferred Rights" means all of Seller's right, title and interest in, to and under:
(i)          the Claims, including, without limitation, "claims" as defined in Section 101(5) of the Bankruptcy Code, any and all right to receive principal, interest, fees, damages, penalties and other amounts in respect of the Claims (in each case whether accruing prior to, on or after the date of this Agreement), and, to the extent relating to the Claims, accounts, accounts receivable and other rights and interest of Seller against the Debtors, including, without limitation, all of Seller's right, title and interest in, to and under (A) the Proofs of Claim; and (B) all rights to receive any cash (other than Unsecured Pool Cash (as defined in the Plan)), interest, penalties, fees, damages and/or other amounts received in respect of or in connection with the Claims;

(ii)          any actions, claims, rights, lawsuits and/or causes of action, whether against the Debtors or any other party, and/or voting rights and other rights and benefits of any nature whatsoever arising out of or in connection with the Claims;
(iii)          all cash (other than Unsecured Pool Cash), securities, instruments and other property which may be paid or distributed by the Debtors in satisfaction of the Claims under or pursuant to any plan of reorganization or liquidation in the Bankruptcy Proceedings, any redemption, restructuring or other liquidation or otherwise, including without limitation, to the extent it relates to the Claims, any voting rights with respect to such proceedings, the right to participate in the Equity Rights Offering (but not the Note Rights Offering) (each as defined in the Plan) and any and all note securities, including but not limited to New Secured Notes (as defined in the Plan), or equity securities interests, including but not limited to New Shares (as defined in the Plan), received by Seller through its participation in such Note Rights Offering on account of the Claims to the extent permitted thereunder and set forth herein; and
(iv)          all proceeds of any kind of the foregoing, including, without limitation, all cash (other than Unsecured Pool Cash), securities or other property distributed or payable on account of, or exchanged in return for, any of the foregoing;
provided, however, that the Transferred Rights shall not include (i) any cash distributions made from the Unsecured Pool Cash on account of the Claims, (ii) any rights, claims, or other property in respect of, in connection with, arising out of, distributed in satisfaction of, or in any way whatsoever related to any of any claim filed or held by Seller against Seadrill and/or its debtor affiliates other than the Proofs of Claim. For the avoidance of doubt, the Transferred Rights shall not include any setoff or similar rights in respect of the Claims.
(c)          In the event that Purchaser receives distributions from the Unsecured Pool Cash on account of the Claims, Purchaser shall (i) notify Seller in writing of such receipt and (ii) transfer or cause to be transferred such cash distributions to Seller, in each case as soon as practicable but in no event later than five business days after such receipt, and will prepare, execute and deliver all documentation required to ensure such timely transfer.
(d)          Notwithstanding any other term of this Agreement, the sale and assignment of the Transferred Rights shall be deemed an absolute and unconditional assignment of the Transferred Rights for the purpose of collection and satisfaction, and not an assignment or transfer to or assumption by Purchaser of any obligation or liability of Seller under or in connection with the Transferred Rights, any and all of which obligations and liabilities are and shall remain Seller's obligations and liabilities.
2.          Purchase Price.
(a)          The consideration paid by Purchaser to Seller shall be the sum of (i) Initial Purchase Price (as defined below), and (b) the amount (if any) of the Profit Participation Share (as defined below) (the sum of the Initial Purchase Price and the amount (if any) of the Profit Participation Share being the "Purchase Price").

(b)          The Initial Purchase Price shall equal the sum of (i) the Purchase Rate Amount set forth in Schedule 1 attached hereto and (ii) an amount (such amount, the "Note Rights Offering Securities Consideration" as set forth in Schedule 1) equal to the applicable Purchase Payment Amount (as defined in the Rights Offering Procedures (as defined in the Plan)) for the maximum amount of securities available for subscription in connection with the Note Rights Offering in respect of the Claims (the "Note Rights Offering Securities").
(c)           Upon the satisfaction of the conditions set forth in Section 3(a), Purchaser shall pay to Seller the Initial Purchase Price by wire transfer of immediately available funds to Seller's account specified on Schedule 3 attached hereto.  The date the Initial Purchase Price is paid shall be hereinafter referred to as the "Effective Date".
(d)          The Profit Participation Share shall equal the sum of:
(i)          eighty percent (80%) of the 12 Month Value in excess over USD1,400,000,000 up to and including but not exceeding USD2,500,000,000; and
(ii)          forty percent (40%) of the 12 Month Value in excess over USD2,500,000,000;
multiplied by the Claim Percentage (defined below).
(e)          For the purposes of this Section, the following defined terms shall apply:
(i)          "12 Month Value" is the amount equal to the volume weighted average price ("VWAP") of the listed common stock of New Seadrill (as defined in the Plan) measured over the last ten (10) trading days for the listed equity of New Seadrill, with such last ten (10) trading days ending on the 12 Month Date.
(ii)          "12 Month Date" means the date that is twelve (12) calendar months after the first date on which the common stock of New Seadrill is listed for trading on either the Oslo Stock Exchange or the New York Stock Exchange (and, if such date is not a trading date, the next trading date to occur after such date).
(iii)          "Claim Percentage" means the proportion (expressed as a percentage) that the shares of common stock in New Seadrill to which Seller is entitled under the Plan, solely to the extent such shares are actually received by the Purchaser pursuant to the Plan, the Rights Offerings, and the terms hereof, in respect of the Claims (assuming the Note Rights Offering and Equity Rights Offering are fully subscribed) bears to the outstanding shares of common stock of New Seadrill on the 12 Month Date.

For the avoidance of doubt, if the 12 Month Value is equal to or less than USD1,400,000,000 then the Profit Participation Share shall be deemed to be zero and no Profit Participation Share shall be paid. Further, if at any time up until the 12 Month Date, any change in the outstanding shares of capital stock of Seadrill shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), stock buyback, or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Claim Percentage and any amounts payable as the Profit Participation Share shall be appropriately adjusted to reflect such change, with such adjustments to be agreed between Seller and Purchaser.
(f)          Notwithstanding anything to the contrary herein, Seller may make a one-time request at any time prior to the 12 Month Date (but not during any New Seadrill trading blackout period) that the Purchaser make payment of Seller's Profit Participation Share within a reasonable amount of time after such request (such request, an "Early Payment Request") and the Purchaser, in its sole discretion, may accept or elect not to accept such Early Payment Request. If the Purchaser elects to accept an Early Payment Request and make such payment, the Early Payment Request shall be the only Profit Participation Share payment required to be made to Seller and the obligation of the Purchaser to Seller to make the Profit Participation Share payment shall have been satisfied.
If Purchaser accepts an Early Payment Request for Seller's Participation Profit Share, the 12 Month Value will be the amount equal to the VWAP of the listed common stock of New Seadrill measured over the last ten (10) trading days for the listed equity of New Seadrill with such last ten (10) trading days ending on the date of the Early Payment Request.
(g)          The Purchaser shall pay to Seller the Profit Participation Share as soon as reasonably practicable following, but in no event later than 30 days after, the 12 Month Date or Early Payment Request (subject to Purchaser's acceptance of such request as set forth in Section 2(f) hereof), as applicable.  Subject to Section 12(b) hereof, Seller shall not offer, sell, assign or otherwise transfer the Profit Participation Share to any third party under any circumstances.
3.          Conditions Precedent.
(a)          Purchaser's obligation to pay the Purchase Price to Seller in accordance with Section 2 hereof and to acquire the Transferred Rights on the Effective Date shall be subject to the conditions that:
(i)          Seller's representations and warranties in this Agreement shall be true and correct on the Effective Date;
(ii)          Seller shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Effective Date;

(iii)          the Subscription Expiration Deadline (as defined in the Plan) for each of the Equity Rights Offering and Note Rights Offering shall not have occurred and the right to participate in the Equity Rights Offering and the Note Rights Offering in respect of the Claims shall not have expired, lapsed or otherwise terminated;
(iv)          Purchaser's ability to participate in the Equity Rights Offering immediately following the Effective Date and up to the Subscription Expiration Deadline shall not have expired, lapsed or otherwise terminated;
(v)          all necessary approvals for the transfers shall have been obtained in accordance with the applicable Rights Offering Procedures;
(vi)          no stay or request seeking a stay of the Confirmation Order shall be pending;
(vii)          Purchaser shall have received (A) this Agreement duly executed on behalf of Seller, and (B) an Evidence of Transfer of Claim Form (as defined in Section 12(i) herein), duly executed on behalf of the Seller, in each case in form and substance reasonably satisfactory to the Purchaser; and
(viii)          Seller shall deliver such further customary certificates and documents as Purchaser may reasonably request.
(b)          Seller's obligation to sell, transfer, assign, grant, and convey the Transferred Rights to Purchaser on the Effective Date shall be subject to the conditions that:
(i)          Purchaser's representations and warranties in this Agreement shall be true and correct on the Effective Date;
(ii)          Purchaser shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Effective Date;
(iii)          the Subscription Expiration Deadline for each of the Equity Rights Offering and Note Rights Offering shall not have occurred and the right to participate in the Equity Rights Offering and the Note Rights Offering in respect of the Claims shall not have expired, lapsed or otherwise terminated;
(iv)          all necessary approvals for the transfers shall have been obtained in accordance with the applicable Rights Offering Procedures;
(v)          no stay or request seeking a stay of the Confirmation Order shall be pending;
(vi)          Seller shall have completed to its satisfaction, and Purchaser shall have complied with, all necessary "know your customer" or other similar background checks under applicable laws and regulations in relation to the transaction; and

(vii)          Seller shall have received (A) this Agreement duly executed on behalf of Purchaser, and (B) payment of the Initial Purchase Price (including the Note Rights Offering Securities Consideration) in immediately available funds in accordance with the Agreement from Purchaser.
4.          Closing.
Consummation of the transactions contemplated by the Agreement ("Closing") shall occur on the Effective Date and in no event later than one business day prior to the Subscription Expiration Deadline. At Closing, and upon payment of the Initial Purchase Price by the Purchaser, Seller shall transfer to the Purchaser the Transferred Rights (other than the Note Rights Offering Securities, which shall be transferred in accordance with Section 8 hereof); provided, that the Claims to be transferred at Closing (a) shall, in accordance with the Rights Offering Procedures governing the Equity Rights Offering, be transferred with the right to participate in the Equity Rights Offering attached and (b) shall not, in accordance with the Rights Offering Procedures governing the Note Rights Offering, be transferred with the right to participate in the Note Rights Offering attached.
5.          Mutual Representations of Seller and Purchaser.  Each of Seller and Purchaser hereby represents and warrants to the other Party, and to the other Party's successors and assigns, as of the Effective Date that:
(a)          it is duly organized and validly existing under the laws of its jurisdiction of organization, in good standing under such laws;
(b)          it has full power and authority and has taken all action necessary to execute and deliver each Assignment Document (as defined herein) to which it is a party) and to perform its obligations under each Assignment Document and to consummate the transactions contemplated by each Assignment Document;
(c)          the making and performance by it of each Assignment Document to which it is a party does not and will not violate any law or regulation of the jurisdiction under which it exists, any other law applicable to it or any other agreement to which it is a party or by which it is bound;
(d)          each Assignment Document to which it is a party has been duly and validly authorized, executed and delivered by it and is legal, valid, binding and enforceable against it in accordance with its terms except that the enforceability may be limited by bankruptcy, insolvency or laws governing creditors' rights;
(e)          except for filings that are expressly contemplated by this Agreement, required by the Plan or the Rights Offering Procedures, no consent, approval, filing or corporate, partnership or other action is required as a condition to or in connection with the execution, delivery and performance of this Agreement and the transactions contemplated herein;

(f)          no broker, finder, agent or other entity or individual acting on behalf of the Purchaser or Seller is entitled to any commission or fee for which Seller or Purchaser could be responsible, respectively;
(g)          it is not "insolvent" within the meaning of Section 1‑201(23) of the Uniform Commercial Code or within the meaning of Section 101(32) of the Bankruptcy Code;
(h)          it is aware that the Purchase Price may differ both in kind and amount from any distributions or dividends ultimately made pursuant to any plan of reorganization confirmed by the Bankruptcy Court in the Bankruptcy Proceedings; and
(i)          it has based on its own investigations adequate information concerning the business and financial condition of the Debtors, the Transferred Rights and the status of the Bankruptcy Proceedings in order to make an informed decision regarding the purchase and sale of the Transferred Rights, and that it has independently and without reliance on the other Party, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied on the other Party's express representations, warranties, covenants, agreements and indemnities in this Agreement.
6.          Additional Representations, Warranties and Agreements of Seller.  Seller hereby represents and warrants to Purchaser and to Purchaser's successors and assigns as of the Effective Date that:
(a)          pursuant to the Stipulation, the Claims constitute Allowed General Unsecured Claims in the Bankruptcy Proceedings in the amounts and Classes set forth in Schedule 1 attached hereto;
(b)          Seller is not reasonably aware of any objection to the Claims or the other Transferred Rights or any offsets or defenses that have been asserted by or on behalf of any Debtor or any other party to reduce the amount of the Transferred Rights or to reduce the value of Seller's Claims as compared to other general unsecured claims;
(c)          the Proof of Claims were timely filed by the January 3, 2018 general bar date to file proofs of claim and that the Proof of Claims have not been amended (except as in accordance with the Stipulation), withdrawn or revoked;
(d)          it has no knowledge of any material facts that would result in the notional amount of its Claims being reduced, disallowed or avoided to any extent;
(e)          no payment or other distribution has been received by or on behalf of Seller in full or partial satisfaction of the Transferred Rights;

(f)          that Seller is the sole legal and beneficial owner of and has good and marketable title to the Transferred Rights, free and clear of any and all liens, claims, security interests, participations, or encumbrances of any kind or nature whatsoever and will transfer to Purchaser such good and marketable title to the Transferred Rights, free and clear of any and all liens, claims, security interests, participations, or encumbrances of any kind or nature whatsoever;
(g)          Seller (i) has not previously sold, conveyed, transferred, assigned, participated, pledged or otherwise encumbered the Transferred Rights, in whole or in part, to any person (or agreed to do any of the foregoing) and (ii) is the original holder of the Transferred Rights;
(h)          there are no preference actions commenced against Seller or the Transferred Rights, and that no legal or equitable defenses, counterclaims or offsets, recoupments, avoidances or subordinations have been asserted or may be validly asserted by or on behalf of any Debtor to reduce the amount of the Transferred Rights or affect their validity or enforceability;
(i)          Seller has not engaged, and shall not engage, in any acts, conduct or omissions, and Seller has not had (and shall not have) any relationship with any Debtor or its affiliates, that will result in Purchaser receiving in respect of the Transferred Rights proportionately less payments or distributions or less favorable treatment than other unsecured creditors of such Debtor;
(j)          Seller has not received any actual notice from the Debtors or from the Bankruptcy Court that the Transferred Rights are void or voidable or subject to any disallowance, reduction, impairment or objection of any kind;
(k)          Seller is not an "affiliate" or "insider" within the meaning of 11 U.S.C. Sections 101(2) and 101(31), respectively, and is not, and has not been, a member of any official creditors' committee appointed in the Bankruptcy Proceedings;
(l)          Based on Seller's reasonable diligence, the Claims are final, allowed, general unsecured non-priority claim in the amounts set forth in Schedule 1 attached hereto;
(m)          The Proofs of Claim are true and correct, including the holder of the claims as of the record date of the Note Rights Offering;
(n)          To the extent that any further steps or notices under or relating to the Bankruptcy Proceedings are required to be undertaken by Seller before the Purchaser becomes the legal owner of the Claims and Transferred Rights, Seller will undertake to take such further steps;
(o)          Seller has no obligation or liability related to or in connection with Seller's Claims or the Bankruptcy Proceedings;

(p)          the designation of the Early Termination Date under and as defined in the ISDA Master Agreement, giving rise to Seller's Claims, was effected by Seller in accordance with the terms of the ISDA Master Agreement and not in violation of any law to which Seller or the Bankruptcy Proceedings are subject (except with respect to any law the effect of which is to invalidate the Early Termination Date for failure by Seller to comply with an obligation to exercise its discretion to designate an Early Termination Date at the required time);
(q)          to the best of its knowledge and belief, Seller has followed the contractually prescribed provision so that the amount payable by the Debtors in respect of the Early Termination Date has been correctly calculated (including but not limited to the conversion of currencies) by Seller in accordance with the terms of the ISDA Master Agreement, and is accurately reflected in the Proofs of Claim;
(r)          Seller has fulfilled all of its material obligations to the Debtors under, and did not breach any material terms or provisions of, the ISDA Master Agreement, and Purchaser shall assume no obligations or liabilities in respect of Seller's Claims or the ISDA Master Agreement;
(s)          Seller is entitled to receive all cash, securities, rights to participate in any rights offering, instruments and other property which may be paid or distributed by any distributing party in satisfaction of the Transferred Rights free of any withholding tax of any kind ("Seller Withholding Tax") and Seller covenants to furnish any distributing party with such forms, certifications, statements and other documents as such distributing party may reasonably request from time to time to evidence Seller's exemption from any Seller Withholding Tax or to enable any distributing party to comply with any applicable laws or regulations relating thereto;
(t)          Seller is in possession of and will provide upon request of the Purchaser and consent of the Debtors, and subject to appropriate confidentiality restrictions, documentation and agreements in support of the Proofs of Claim;
(u)          Neither Seller nor any person acting on behalf of Seller has offered any of the Transferred Rights by any form of general solicitation or general advertising. Seller has offered the Transferred Rights for sale only to the Purchaser and certain other Accredited Investors; and
(v)          Seller acknowledges that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities, including the Note Rights Offering Securities. Seller understands and acknowledges that Purchaser possesses material non-public information ("MNPI") regarding Seadrill that is not known to Seller that may impact the value of such securities, and further acknowledges that Purchaser is not disclosing such MNPI to Seller. Seller understands, based on its experience, the disadvantage to which such Seller is subject due to the disparity of information between Purchaser and Seller with respect to the Note Rights Offering Securities. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions described herein. Seller agrees that Purchaser shall have no liability to Seller due to or in connection with the Purchaser's use or non-disclosure of MNPI, and Seller hereby irrevocably waives any claim that it might have based on the failure of Purchaser to disclose MNPI. Seller acknowledges to Purchaser that Purchaser is entering into this Agreement in reliance upon the representations by Seller set forth in this Section 6(v).

7.          Additional Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller and to Seller's successors and assigns as of the Effective Date that:
(a)          Purchaser is entitled to receive any payments and distributions to be made to it hereunder without the withholding of any tax; and will furnish to Seller such forms, certifications, statements and other documents as Seller may request from time to time to evidence Purchaser's exemption from the withholding of any tax imposed by any jurisdiction or to enable Seller to comply with any applicable laws or regulations relating thereto; and
(b)          Purchaser acknowledges that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities, including the Note Rights Offering Securities. Purchaser understands and acknowledges that Seller may possess MNPI regarding the Debtors that is not known to such Purchaser that may impact the value of such securities, and further acknowledges that to the extent Seller may possess MNPI it is not disclosing such MNPI to Purchaser. Purchaser understands, based on its experience, the disadvantage to which such Purchaser may be subject due to the potential disparity of information between Purchaser and Seller with respect to the Note Rights Offering Securities. Notwithstanding such disparity, Purchaser has deemed it appropriate to enter into this Agreement and to consummate the transactions described herein. Purchaser agrees that Seller shall have no liability to Purchaser due to or in connection with the Seller's use or non-disclosure of MNPI, and Purchaser hereby irrevocably waives any claim that it might have based on the failure of Seller to disclose MNPI. Purchaser acknowledges to Seller that Seller is entering into this Agreement in reliance upon the representations by Purchaser set forth in this Section 7(b).
8.          Note Rights Offering Covenant.
(a)          Seller agrees to (i) deliver or cause to be delivered the documentation required for Seller to subscribe to the Note Rights Offering Securities including, but not limited to legal opinions of counsel and certifications as to securities law matters as reasonably required by the Debtors, and to provide copies of such documentation to the Purchaser and (ii) subject to receipt by the Seller from the Purchaser of the Initial Purchase Price (including the Note Right Offering Securities Consideration), deliver to the Subscription Agent (as defined in the Rights Offering Procedures) the applicable Purchase Payment Amount for such Note Rights Offering Securities in accordance with the Rights Offering Procedures, in each case prior to the Subscription Expiration Deadline.
(b)          Purchaser agrees to deliver or cause to be delivered to the Debtors a certificate as to matters related to securities law analysis as may reasonably requested by the Debtors in connection with Seller's subscription for the Note Rights Offering Securities as contemplated by this Agreement, and to provide a copy of such certificate to Seller for its information.

(c)          Seller agrees to take all necessary actions as soon as reasonably practicable after the effective date of the Plan, consistent with applicable law and any applicable contractual restrictions or limitations (including as may be set forth in the indenture governing the New Secured Notes), to transfer to the Purchaser the Note Rights Offering Securities free and clear of all liens, claims, charges, pledges, security interests, options or other legal or equitable encumbrances, including without limitation the preparation, execution and delivery of the documentation required to effectuate such transfer of the Note Rights Offering Securities and provide the Purchaser with evidence reasonably satisfactory to the Purchaser that such transfers have been effected.
(d)          In the event the Seller fails to deliver the Note Rights Offering Securities to the Purchaser, and such failure is not due to any action or inaction by Seller or any breach by Seller of an obligation or covenant herein, the Seller shall deliver the Note Rights Offering Consideration to the Purchaser within five business days after receipt by the Seller from the Debtors of the refund of the applicable Purchase Payment Amount in accordance with the Rights Offering Procedures, and Seller's obligation to Purchaser in respect of its failure to deliver the Note Rights Offering Securities shall be limited to the return of the Note Rights Offering Consideration in accordance with this Section 8(d).
9.          Acknowledgments.
(a)          Purchaser acknowledges that (i) Seller makes only the representations and warranties set forth above, (ii) the transfer of the Transferred Rights by Seller to Purchaser is irrevocable and is without representation or warranty, whether express or implied, of any kind or character by Seller except as expressly provided in this Agreement, and (iii) Purchaser shall have no recourse to Seller, except for (x) Seller's breaches of its representations, warranties, or covenants and (y) Seller's indemnities, in each case as expressly stated in this Agreement.
(b)          Seller acknowledges that (i) Purchaser makes only the representations and warranties set forth above, (ii) its sale of the Transferred Rights to Purchaser is irrevocable and (iii) Seller shall have no recourse to Purchaser, except for (x) Purchaser's breaches of its representations, warranties, or covenants and (y) Purchaser's indemnities, in each case as expressly stated in this Agreement.
10.          Indemnification.
(a)          Seller agrees to indemnify, defend and hold Purchaser and Purchaser's affiliates that become its successors or assigns, and each of their respective officers, directors, employees, agents and controlling persons (collectively, the "Purchaser Indemnitees") harmless from and against direct liabilities and reasonable expenses, losses, claims, damages, suits, proceedings and liabilities which are incurred by or threatened against Purchaser Indemnitees or any of them, including but not limited to, reasonable attorneys' fees and expenses caused by: (i) material breach by Seller of any of the representations, warranties, agreements or covenants of Seller set forth in this Agreement, or (ii) any properly evidenced obligation to disgorge to or to reimburse the Debtors for any payments, property or collateral actually received or applied by Seller under or in connection with the Transferred Rights.

(b)          Purchaser agrees to indemnify, defend and hold Seller and Seller's affiliates that become its successors or assigns, and each of their respective officers, directors, employees, agents and controlling persons (collectively, the "Seller Indemnitees") harmless from and against direct liabilities and reasonable expenses, losses, claims, damages, suits, proceedings and liabilities which are incurred by or threatened against Seller Indemnitees or any of them, including but not limited to, reasonable attorneys' fees and expenses caused by material breach by Purchaser of any of the representations, warranties, agreements or covenants of Purchaser set forth in this Agreement.
11.          Attorney‑In‑Fact; Settlement of Seller's Claim; Further Actions.
(a)          Seller hereby irrevocably appoints Purchaser as its true and lawful attorney‑in‑fact solely with respect to the Transferred Rights, and authorizes Purchaser to, at Purchaser's cost, act in Seller's name, place and stead, to demand, sue for, compromise and recover all such amounts which are, or may hereafter become, due and payable for or on account of the Transferred Rights herein assigned. Seller hereby grants unto Purchaser full authority to, at Purchaser's cost, do all things necessary to enforce the Transferred Rights and Seller's rights thereunder.  Seller agrees that the powers granted in this Section are discretionary in nature and exercisable at the sole option of Purchaser.  Purchaser shall have no obligation to prove, defend, or take any affirmative action with respect to proving the validity or amount of the Transferred Rights.
(b)          Seller agrees to forward to Purchaser all notices received, including but not limited to of any objection to the Claims or the allowance thereof, from any Debtor, the Bankruptcy Court, the Distribution Agent or any third party with respect to the Transferred Rights assigned herein.
(c)          Seller further agrees that if Seller receives any distributions on account of the Transferred Rights, whether in the form of cash (other than Unsecured Pool Cash), securities, instruments or any other property, the aforementioned shall constitute property of the Purchaser to which the Purchaser has an absolute right including but not limited to any Note Rights Offering Securities.  Seller shall hold such property in trust and will at its own expense, deliver to Purchaser any such property in the same form received, together with any endorsements or documents necessary to transfer such property to Purchaser as specified in this Agreement or otherwise as soon as reasonably practicable following receipt of such property by Seller consistent with applicable law and any applicable contractual restrictions or limitations on such transfer.  Should all or any portion of the distributions on account of the Transferred Rights not be assignable by Seller to Purchaser, then Seller shall grant to Purchaser a participation interest in the Transferred Rights or such distributions, in accordance with applicable law and any applicable contractual restrictions or limitations (including as may be set forth in the indenture governing the New Secured Notes).

12.          Miscellaneous.
(a)          Further Assurances.  Each of the Parties hereto agrees to execute and deliver, or cause to be executed and delivered, all such instruments and documents (including, without limitation, any supporting documents evidencing the Transferred Rights), and to take such reasonable action as the other Party may reasonably request, promptly upon the request of such other Party and at each Party's own expense, in order to effectuate the intent and purpose of, and to carry out the terms of, this Agreement and to cause Purchaser to become the legal and beneficial owner and holder of the Transferred Rights.
(b)          Transfers and Assignments.  Subject to Purchaser's compliance with applicable law and any applicable contractual transfer restrictions or limitations in respect of the Transferred Rights, Seller hereby acknowledges that Purchaser may at any time reassign any or all of the Transferred Rights, together with all right, title and interest of Purchaser in and to this Agreement.  Seller shall not assign this Agreement or any rights or obligations thereunder without the prior written consent of the Purchaser, provided, however, that Seller may transfer this Agreement and any interest or obligation hereunder to an affiliate of Seller in connection with a merger into, or transfer of substantially all of its assets to, such affiliate so long as such surviving entity or transferee, as applicable, agrees to be bound by the terms and conditions of this Agreement.
(c)          Survival.  All representations, warranties, covenants and agreements contained herein shall survive the Effective Date and the execution, delivery and performance of this Agreement and any sale, assignment, participation or transfer by Purchaser of any or all of the Transferred Rights, and shall inure to the benefit of Seller, Purchaser and their respective successors and assigns; provided, however, that the obligations of Seller and Purchaser contained herein shall continue and remain in full force and effect until fully paid, performed and satisfied.
(d)          Interest. If either Party fails to make a payment or distribution to the other Party within the time period specified in this Agreement, the Party failing to make full payment of any amount when due shall, upon demand by the other Party, pay such amount due together with interest on it for each day from (and including) the date when due to (but excluding) the date when actually paid at a rate per annum equal to LIBOR plus three percent (3.00%).
(e)          No Set-Off.  Each payment to be made by either Party shall be made without set-off, counterclaim or deduction of any kind.
(f)          Governing Law; Jurisdiction; Service of Process.  The laws of the State of New York shall govern this Agreement, without regard to any conflict of laws provisions thereof.  Each Party submits to the jurisdiction of the federal or state courts located in the County of New York, State of New York and agrees that any litigation relating to this Agreement shall be brought only in such courts.  Each Party consents to service of process by certified mail at its address listed in Schedule 2 hereto.

(g)          Counterpart Execution.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which, together constitute one and the same instrument.  Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.
(h)          WAIVER OF JURY TRIAL.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(i)          3001(e) Transfer.  Except as expressly provided herein, Seller hereby acknowledges and consents to all terms set forth in this Agreement and hereby waives its right to raise any objection thereto and its right to receive notice pursuant to Bankruptcy Rule 3001(e), consents to the substitution of Seller by Purchaser for all purposes in the Bankruptcy Proceedings, including, without limitation, for voting and distribution purposes with respect to the Transferred Rights, and agrees to execute an evidence of transfer of claim form in the form attached to this Agreement as Exhibit C (the "Evidence of Transfer of Claim Form") in form and substance reasonably satisfactory to the Purchaser.  Purchaser agrees to file with the Bankruptcy Court within one (1) business day of the Effective Date a duly executed transfer notice in the form attached hereto as Exhibit B in form and substance reasonably satisfactory to the Seller evidencing the transfer of the Transferred Rights to Purchaser under Rule 3001(e) of the Federal Rules of Bankruptcy Procedure (such notice, together with this Agreement and the Evidence of Transfer of Claim Form, the "Assignment Documents").
(j)          Tax Forms.  Purchaser hereby agrees to provide to Seller such forms, certifications, statements and other documents as Seller may reasonably request from time to time to evidence Purchaser's exemption from the withholding of any tax imposed by any jurisdiction or to enable Seller to comply with any applicable laws or regulations relating thereto.

(k)          Notices; Payments by Wire Transfer.  All demands, notices, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given when hand-delivered or duly deposited in the mails, by certified or registered mail, postage prepaid-return-receipt requested, to the addresses set forth on Schedule 2 attached hereto, or such other address as may be furnished hereafter by notice in writing.  All payments by Seller to Purchaser and Purchaser to Seller under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds to Seller and Purchaser, as applicable, in accordance with the wire instructions specified in Schedule 3 attached hereto.
(l)          Integration.  This Agreement, together with any schedules and exhibits hereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written.  There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically and expressly set forth herein.
(m)          Captions and Headings.  The captions and headings in this Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents thereof.  Such captions and headings shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
(n)          Severability.  If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.
(o)          Confidentiality.  Each Party agrees that except (i) as may be compelled by legal process, by an order, judgment or decree of a court of other governmental authority of competent jurisdiction, (ii) disclosures to its own employees, professionals, representatives or advisors, or (iii) disclosures as may be necessary to comply with the terms of this Agreement, the Plan or the Rights Offering Procedures, it shall not disclose to any person the existence of, or terms and conditions of, this Agreement or any document executed or delivered in connection herewith, except that Purchaser may disclose this Agreement (but not the Purchase Price) to any prospective purchaser or transferee of all or any portion of the Transferred Rights; provided that such prospective purchaser or transferee shall be advised of and agree to be bound by either the provisions of this Section 12(o) or other provisions at least as restrictive as this Section 12(o).

(p)          Amendments; Waivers.
(i)          No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties and no waiver of any provision of this Agreement, nor consent to any departure by either Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall effective only in the specific instance and for the specific purpose for which given.
(ii)          No failure on the part of either Party to exercise, and no delay in exercising, any right hereunder or under any related document shall operate as a waiver thereof by such Party, nor shall any single or partial exercise of any right hereunder or under any other related document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of each Party provided herein and in other related documents (A) are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law and (B) are not conditional or contingent on any attempt by such Party to exercise any of its rights under any other related documents against the other Party or any other entity.
(q)          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
[Remainder of page intentionally left blank; signatures follow on next page]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first stated above.

[SELLER]

By:
Name:
Title:

HEMEN INVESTMENTS LTD.

By:
Name:
Title:

EXHIBIT A1

SEADRILL PROOF OF CLAIM

EXHIBIT A2

NADL PROOF OF CLAIM

EXHIBIT A3

SEADRILL GUARANTEE PROOF OF CLAIM

EXHIBIT B

FORM OF CLAIM TRANSFER FORM

B 2100A (Form 2100A) (12/15)
United States Bankruptcy Court
Southern District Of Texas

In Re Seadrill Limited, et al.,	Case No. 17-60079 (DRJ)

TRANSFER OF CLAIMS OTHER THAN FOR SECURITY
A CLAIM HAS BEEN FILED IN THIS CASE or deemed filed under 11 U.S.C. § 1111(a). Transferee hereby gives evidence and notice pursuant to Rule 3001(e)(2), Fed. R. Bankr. P., of the transfer, other than for security, of the claim referenced in this evidence and notice.

Name of Transferee	Name of Transferor

Name and Address where notices to transferee should be sent:	Court Claim # (if known): [__][1] Amount of Claim: [__] Date Claim Filed: [___]

Phone: _____________________________________	Phone: _____________________________________
Last Four Digits of Acct #: _____________________________________	Last Four Digits of Acct #: _____________________________________

Name and Address where transferee payments should be sent (if different from above):

Phone: _____________________________________
Last Four Digits of Acct #: _____________________________________

1 [NTD: separate Transfer of Claim and Notice of Transfer of Claim forms will need to be filed for each individual claim being transferred]

I declare under penalty of perjury that the information provided in this notice is true and correct to the best of my knowledge and belief.

By:		Date:
Transferee/Transferee's Agent

Penalty for making a false statement: Fine of up to $500,000 or imprisonment for up to 5 years, or both.  18 U.S.C. §§ 152 & 3571.

1 [NTD: separate Transfer of Claim and Notice of Transfer of Claim forms will need to be filed for each individual claim being transferred]

EXHIBIT C

FORM EVIDENCE OF TRANSFER

EVIDENCE OF TRANSFER OF CLAIM

For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, [___] ("Seller") unconditionally and irrevocably sold, transferred and assigned unto [___] ("Buyer") all rights, title and interest in and to the claims (subject to the limitations set forth in the Assignment of Claim Agreement dated as of [___] by and between Seller and Purchaser (the "Assignment of Claim Agreement")) of Seller referenced as proof of claim numbers [__], [__], and [__], in each case as may have been amended by The Debtors and Swap Banks' Stipulation and Agreed Order Regarding Claim Allowance dated June [6], 2018 (collectively, the "Assigned Claims") against Seadrill Limited and certain of its affiliates (the "Debtors") whose Chapter 11 bankruptcy cases are pending in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") ( or any other court with jurisdiction over the bankruptcy proceedings) as In re Seadrill Limited, et al., Chapter 11 Case No. 17-60079 (Jointly Administered.

Seller hereby waives any objection to the transfer of the Assigned Claims assigned to Buyer on the books and records of the Debtors and the Bankruptcy Court, and hereby waives to the fullest extent permitted by law any notice or right to a hearing as may be imposed by Rule 3001 of the Federal Rules of Bankruptcy Procedure, the Bankruptcy Code, applicable local bankruptcy rules or applicable law.  Seller acknowledges and understands, and hereby stipulates, that an order of the Bankruptcy Court may be entered without further notice to Seller transferring to Buyer the Assigned Claims and recognizing the Buyer as the sole owner and holder of the Assigned Claims. Seller further directs the Debtor, the Bankruptcy Court and all other interested parties that all further notices relating to the Assigned Claims, and all payments or distributions of money or property in respect of the Assigned Claims (subject to the Assignment of Claim Agreement), shall be delivered or made to the Buyer.

IN WITNESS WHEREOF, the undersigned has duly executed this Evidence of Transfer of Claim by its duly authorized representative dated the ___ day of June, 2018.

Seller: [_____]	Buyer: [_____]
__________________________________	___________________________________
Name:	Name:
Title:	Title:

SCHEDULE 1

CLAIM AND PURCHASE RATE AMOUNTS

[_____]

SCHEDULE 2

NOTICE ADDRESSES

[_____]

SCHEDULE 3

WIRE INSTRUCTIONS

[_____]